ChinaNet Online Holdings To Begin Trading on The NASDAQ Global Market

BEIJING, September 3 -- ChinaNet Online Holdings, Inc. ("ChinaNet", NYSE Amex: CNET), a leading full-service media development, and internet technology company for small and medium-sized enterprises (SMEs) in the People's Republic of China, today announced that its board of directors has approved the decision to switch the listing of its common stock from NYSE Amex to the NASDAQ Global Market and that it has been approved for such listing. The Company currently expects that its stock will commence trading on NASDAQ on September 14, 2010 and will continue to be listed under the ticker symbol "CNET".  The Company’s common stock will continue to trade on the NYSE Amex until the market close on September 13, 2010.

Announcing the listing transition, Mr. Handong Cheng, Chairman and CEO of the Company, said, "Given ChinaNet’s continued success and ongoing opportunities, moving to the electronic market model will broaden our visibility to investors. We believe that NASDAQ's market maker structure will also provide our company increased trading liquidity, while at the same time providing investors with the best prices and the fastest execution.”

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading full-service media development, and internet technology company providing online advertising and brand management solutions for small and medium-sized enterprises (SMEs) in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal website 28.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com .

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For further information, please contact:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net